ADDENDUM TO AGREEMENT
                                       AND
                              PLAN OF REORGANIZATION

     THIS ADDENDUM dated June 13, 1996, is to the Agreement and Plan of Reorganization made the 4th day of April 1996, by and among Zeitgeist Werks, Inc., a Nevada corporation ("ZWI"), Zeitgeist, Inc., a Nevada corporation and a wholly-owned subsidiary of ZWI ("Zeitgeist"), MediaX, a California corporation ("MediaX"), Matthew MacLaurin, Gaben Chancellor (referred to collectively as "Shareholders" and individually as "Shareholder"), and Assisi Limited Partnership ("Assisi"), a shareholder of ZWI.

                                     PREMISES

     A. This Addendum to the Agreement and Plan of Reorganization is a result of further negotiations among the parties while they were conducting their due diligence investigations.

     B. The parties hereby have mutually agreed to the revisions to the terms of the Agreement and Plan of Reorganization set forth herein.

     NOW, THEREFORE, on the stated premises and in consideration of the mutual promises contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Pursuant to paragraph 3.6 of the Agreement and Plan of Reorganization, the parties agree to extend the Closing Date to June 15, 1996, or such earlier date as the parties mutually agree.

     2. Paragraph 3.4 of the Agreement and Plan of Reorganization shall be revised to read as follows:

          "As part of the merger between MediaX and Zeitgeist, ZWI agrees to pay a total of $350,000 in cash to the shareholders of MediaX as set forth on
Schedule 1 hereto, with such payments due on the earlier of (a) six months from the Effective Date; or (b) the closing of ZWI's proposed $2 million private offering. If less than the full $2 million is raised, a pro rata share of the $350,000 will be paid, and such pro rata payments will be made at each closing if there are more than one closing. In the event that the closing of ZWI's proposed $2 million private offering fails to occur on or before six months from the Effective Date of the merger, ZWI shall issue to the shareholders of MediaX which are of record as of the closing an aggregate of 100,000 shares, which shares shall be issued to each shareholder in proportion to the number of shares each such shareholder holds relative to all outstanding shares of MediaX as of the closing."

     3. With respect to paragraph 3.5 of the Agreement and Plan of Reorganization, the twelve month period used to calculate the net income will be changed from April 1, 1996 through March 31, 1997, to June 1, 1996 through May 31, 1997. The payment dates will be moved from June 1 to August 1.

     4. With respect to subparagraph 3.2(b) of the Agreement and Plan of Reorganization, the parties agree that the actual number of options to be granted will be 678,164 and that such options will have an exercise price of $2.25 per share which was the closing price of ZWI's common stock on April 11, 1996. The parties further agree that any plan under which such options shall be granted shall provide, to the extent allowed by applicable law, that (i) 50% of the options issued shall vest on the first anniversary of the Effective Date, and the remaining options shall vest at the rate of 1/24 of such options per month until fully vested, (ii) no shares issued on exercise of such options may be transferred, except for estate planning purposes, until the second anniversary of the Effective Date, (iii) all options shall vest in the event that the optionee's employment with Zeitgeist or ZWI is terminated without cause, and (iv) only then vested options may be exercised by any employee whose employment with Zeitgeist or ZWI is terminated with cause.

     5. With respect to paragraph 3.3 of the Agreement and Plan of Reorganization, the parties agree that Assisi will surrender for cancellation
 .681988427 shares of its common stock for every share which is issued pursuant to the exercise of the stock options set forth on Schedule 1.

     6.  The following shall be added at the end of Section 5.8 of the
Agreement:

          "The indemnification set forth in this Section 5.8 shall extend to any breach of Section 1.11 with respect to MediaX's office space located at 325A River Street, Santa Cruz, California."

     7. Schedule 1 of the Agreement shall be replaced with that Schedule 1 attached to this Addendum.

AGREED TO AND ACCEPTED as of the 13th day of June, 1996.


ZEITGEIST WERKS, INC.               MEDIAX

By /s/ Nancy Poertner               By /s/ Matthew MacLaurin
   Nancy Poertner, President           Matthew MacLaurin


ZEITGEIST, INC.

By /s/ Nancy Poertner
   Nancy Poertner, President

                                 SHAREHOLDERS:

By /s/ Matthew MacLaurin            By /s/ Gaben Chancellor
   Matthew MacLaurin                   Gaben Chancellor


ASSISI LIMITED PARTNERSHIP

By /s/ Nancy Poertner
   Nancy Poertner, General Partner

                                  SCHEDULE 1
                                    MEDIAX

     If the disclosures on such Schedule are not acceptable to ZWI, ZWI shall have two days from the receipt of such Schedule to terminate the Agreement. All disclosures on this Schedule provide exceptions to each representation made in the Agreement. ZWI shall have received a complete copy of all written contracts referenced in this Schedule, and the provisions of such contracts shall be exceptions to the representations made in the Agreement.

Stock Options Outstanding:

     ZWI contemplates issuing to the following people the following number of shares, or options exercisable for the following number of shares, all of which are expressed in shares of ZWI:

          Individual                             Number of Shares

          Chris Culp                                  62,292
          Eric Ellis                                  59,583
          Anne Mcchan                                 55,520
          Mark Karlstrand                             54,167
          Bill Davidson                               56,875
          Tate Schieferle                             59,583
          J.J. Furman                                 32,500
          Jack Terheun                                21,667
          Chrissy Van Sant                            10,833
          Brian Fanning                               10,833
          Mark Machina                                10,833
          Kristyna Polata                             10,833
          Tim Blake                                    4,062
          Doug Rhodes                                 37,917
          Nick Keefer                                 32,500
          Jenny Jacobs                                 5,417
          Chris Ramey                                  5,417
          Tauna Coulson                                6,770
          Reid Ridgeway                                4,062
          David Traub                                136,500

Officers and Directors of MediaX:

          Matthew MacLaurin - President, Chief Financial Officer and
                              Director

          Gaben Chancellor  - Vice President, Secretary and Director

     MediaX understands that the State of California is investigating the multimedia industry to determine whether the services provided by multimedia companies can be subject to sales tax liabilities. Because MediaX has not paid any sales tax for the services it has provided, such an imposition would require the payment of substantial tax by MediaX or its successor. Such taxes would be based on substantially all revenue generated by MediaX since its founding.

     The Company is taxed as an S corporation. Because corporate income may be attributable as taxable income to the Company's shareholders, the Company reserves certain amounts as a tax reserve for taxes which will be attributable to, and payable by, the Company's shareholders. For income related to projects which will be earned over more than one year (such as with the Company's agreement with Groliers), a reserve is made for each year in which income will be generated. The reserve is then distributed to the shareholders for payment of taxes attributable to such income.

     The Company's use of its property at its current premises may violate zoning laws and regulations. MediaX's sublease may not be enforceable against either or both of the sublessor or lessor thereof.

     MediaX's contract with Groliers requires the consent of Groliers in the event of any change in control of the Company. Groliers has not given its consent to the transactions contemplated by this Agreement but has indicated that it will deliver to MediaX a written acknowledgment of the transaction.

Material Contract of MediaX:

     1.  Contract with Groliers, including Toobers contract.

     2. Contract concerning Genius, Inc. game pursuant to which the Company will receive 30% of the net profits, as such term is contemplated in such contract.

     3.  Lease dated ______, 19__, between MediaX and _______.

     4. MediaX owes David Traub the following, all of which amounts are reported on the Company's financial statements:

          (a) $2,000 for advances made be Mr. Traub to Tim Leary in connection with the filming for the Moody Blues CD ROM. Such amount will be paid as and when the project becomes funded.

          (b) MediaX owes Mr. Traub 1/3 of all royalty payments paid by EMI for the "Promised Land" CD ROM produced by MediaX. This includes all subsequent rollovers and cross-media iterations as stipulated in the EMI/MediaX contract.

     5. MediaX owes David Traub, Alex Melnyk and Michael Shaun Conaway a finder's fee equal to an aggregate of 5% of the amount of any funding received by MediaX for a Moody Blues CD ROM. MediaX shall negotiate some lesser "project development" fee with this group should Zeitgeist itself choose to finance the Moody Blues CD ROM project. MediaX shall negotiate a reasonable royalty position with this group upon funding of the project.

Allocation of Shares:

                          Number of        Number of
                          Shares of        Shares of
                            MediaX         Zeitgeist
                         Common Stock     Common Stock       Amount of
       Name                 Owned         to be Issued      Cash Payment
       ----              ------------     ------------      ------------

Matthew MacLaurin           47,500           956,250          $166,250
Gaben Chancellor            47,500           956,250           166,250
David Traub                  5,000           125,000            17,500
                           -------         ---------          --------
     Total                 100,000         2,037,500          $350,000

     The parties agree that the following table represents the projected breakdown of the ownership of Zeitgeist immediately after the closing of the Zeitgeist/MediaX transaction:

                 MediaX Shareholders               2,037,500
                 Assisi Limited Partnership<FN1>   7,437,500
                 Cabana Holdings Ltd.<FN2>         1,162,500
                 Mizzentop Holdings Ltd.<FN3>      1,162,500
                 Mark R. Moldenhauer                 763,333
_________________

<FN1>
Nancy Poertner, General Partner.
<FN2>
Daniel Taylor is named as one of the beneficiaries of the Cabana Trust but has no guaranteed value in such trust and disclaims control over it.
<FN3>
Kevin O'Neill is named as one of the beneficiaries of the Winchester Trust (the owner of Mizzentop), but has no guaranteed value in such trust and disclaims control over it.